UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

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November 13, 2017

Dear Fellow MusclePharm Stockholders:

I am pleased to report that we have continued to improve our operations. Our efforts have included the restructuring of the Company, vigilance to cost control and the addition of new product lines.

Calendar 2016 included the completion of our restructuring plans. The highlights of our restructuring activities included the sale of our former subsidiary, BioZone Laboratories, in May 2016, which resulted in a gross cash inflow of $7.9 million, including $2.0 million of prepaid inventory, enabling us to monetize a valuable asset while maintaining an important relationship with a key manufacturing partner. We also successfully negotiated the settlement of a dispute with Capstone Nutrition, a former manufacturing partner and the favorable resolution of a contract matter with Arnold Schwarzenegger. A cash injection of $11 million in the form of a convertible debt instrument enabled us to take advantage of the opportunity to settle our dispute with Capstone. We will strive to settle other matters before us and are optimistic we can continue to settle matters in a positive manner.

As we move beyond the completion of restructuring we continue to be vigilant of our costs and continue to identify new opportunities for additional cost reductions and the continued reductions in the head count of the Company. We have streamlined operations to create new operational efficiencies that allow us to operate with a significantly lower G&A and marketing expenses. Additionally, we are working to create new supply opportunities to reduce costs while maintaining our high-quality standards.

Our strategy to drive growth going forward is to effectively leverage our position as one of the leading performance lifestyle sports nutrition companies in the world to drive top line sales and achieve net income and Adjusted EBITDA growth. Today, we believe that we not only have positive brand recognition and a global footprint necessary to achieve our vision, but we believe that we have strong leadership and an efficient operational and financial platform to support growth in the business. This expansion plan was set in motion with the launch of our MusclePharm® Natural Series, a new line of organic supplements, at Natural Products Expo West, in Anaheim, California during Q1 2017, the first of many anticipated sales initiatives we are working on. In addition, we have commenced with local manufacturing of our products in Europe, which will allow for greater acceptance of our products in the European Community. We believe we are in an exciting inflection point in our growth trajectory and we are enthusiastic about the growth opportunities that are now available to us.

I am very excited to be part of a great team that has endured during a time of restructuring and uncertainty. I am confident we will flourish moving forward and can continue to build a solid team with exceptional talent. We will continue to seek out talent to drive revenue and profitability for future years to come.

We have challenges ahead, but also many untapped opportunities. We will work to remove obstacles to success and look forward to achieving our goals. We will continue to operate as an industry leader and will continue to promote the highest quality standards in the industry.

Sincerely yours,

/s/ Ryan Drexler
Ryan Drexler
Chief Executive Officer and President

Burbank, California
November 13, 2017

MusclePharm Corporation
4100-4210 W. Vanowen Place
Burbank, CA 91505

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 15, 2017

The Annual Meeting of the Stockholders of MusclePharm Corporation (the “Company”) will be held on December 15, 2017 at 11:00 a.m. Pacific Time, at 4100-4210 W. Vanowen Place, Burbank, CA 91505, for the following purposes:

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To elect four (4) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

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To ratify the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm of the Company for our year ending December 31, 2017;

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To hold an advisory vote on executive compensation; and

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To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR all of the proposed agenda items disclosed herein.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on November 3, 2017 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy by mail. If you attend the Annual Meeting of Stockholders and file with the Corporate Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors MusclePharm Corporation

/s/ Ryan Drexler
Ryan Drexler
Chairman of the Board of Directors

Burbank, CA
November 13, 2017

Table of Contents

PROXY STATEMENT	1
EXECUTIVE OFFICERS AND DIRECTORS	3
EXECUTIVE COMPENSATION	11
ELEMENTS OF EXECUTIVE COMPENSATION	12
COMPENSATION OF EXECUTIVE OFFICERS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
EQUITY COMPENSATION PLAN INFORMATION	20
AUDIT COMMITTEE REPORT	21
RELATED PARTY TRANSACTIONS	21
PROPOSAL 1 ELECTION OF DIRECTORS	25
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS	26
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
HOUSEHOLDING OF PROXY MATERIALS	29
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
OTHER MATTERS	30

MusclePharm Corporation
44100-4210 W. Vanowen Place,
Burbank, CA 91505

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
December 15, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of MusclePharm Corporation (together with its subsidiaries, herein referred to as the “Company”), a Nevada corporation, to be held at 11:00 a.m. Pacific Time on December 15, 2017 and at any adjournments or postponements thereof for the following purposes:

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To elect four (4) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;
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To ratify the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm of the Company for our year ending December 31, 2017;
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To approve, on an advisory basis, the compensation of the Company’s named e xecutive officers; and
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To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on November 13, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 15, 2017:

This proxy statement, form of proxy and the Company’s 2016 Annual Report on Form 10-K are available electronically at our website at www.musclepharmcorp.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on November 3, 2017 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on November 1, 2017, there were 14,650,554 shares of common stock issued and outstanding, which were held by approximately 310 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

We have adopted a plurality vote standard for director elections.

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

Voting by Proxy by Mail

Stockholders whose shares are registered in their own names may vote by proxy by mail. Instructions for voting by proxy by mail are set forth on the Notice of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the four (4) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the ratification of the appointment of EKS&H LLLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2017; (3) FOR the approval of compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Voting in Person at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Corporate Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Corporate Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Corporate Secretary, MusclePharm Corporation, at the address of our principal executive offices at 4100-4210 W. Vanowen Place, Burbank, CA 91505. Our telephone number is (303) 396-6100.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2018 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. To be timely, a stockholder’s notice of a proposal must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Corporate Secretary at our principal executive offices at the address set forth above no earlier than July 13, 2018 and no later than August 12, 2018, or if the date of the 2018 annual meeting is changed more than 30 days from the 2017 annual meeting, the date on which the Company mails its proxy materials to stockholders in 2018, in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

EXECUTIVE OFFICERS AND DIRECTORS

The following table provides information regarding our executive officers and directors as of November 1, 2017. The names of our directors and executive officers, their ages as of November 1, 2017 and certain other information about them are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Ryan Drexler	46	Chief Executive Officer, President and Chairman of the Board of Directors
Brian Casutto	46	Executive Vice President of Sales and Operations and Director
William Bush	52	Director
John J. Desmond	66	Director

RYAN DREXLER – CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS

Ryan Drexler was appointed to serve as our Chief Executive Officer and President on November 18, 2016. Prior to that, Mr. Drexler was appointed to serve as our Interim Chief Executive Officer, President and Chairman of the Board of Directors on March 15, 2016 and was designated as our Interim Principal Executive Officer. Mr. Drexler has served as Chairman of our Board of Directors since August 26, 2015. Mr. Drexler is currently the Chief Executive Officer of Consac, LLC (“Consac”), a privately-held firm that invests in the securities of publicly traded and venture-stage companies. Previously, Mr. Drexler served as President of Country Life Vitamins, a family-owned nutritional supplements and natural products company that he joined in 1993. In addition to developing strategic objectives and overseeing acquisitions for Country Life, Mr. Drexler created new brands that include the BioChem family of sports and fitness nutrition products. Mr. Drexler negotiated and led the process which resulted in the sale of Country Life in 2007 to the Japanese conglomerate Kikkoman Corp. Mr. Drexler graduated from Northeastern University, where he earned a B.A. in political science. Because of his experience in running and developing nutritional supplement companies, we believe that Mr. Drexler is well qualified to serve on our Board of Directors.

BRIAN CASUTTO – EXECUTIVE VICE PRESIDENT OF SALES AND OPERATIONS AND DIRECTOR

Brian Casutto was appointed to the Board of Directors as a director during July 2017. Mr. Casutto was appointed to the role of Executive Vice President of Sales and Operations in July of 2015. Mr. Casutto joined MusclePharm in June of 2014 to lead product development and brand positioning of the recently announced Natural Series. From 1997 to 2014, Mr. Casutto served as Executive Vice President, Sales for Country Life Vitamins. Because of his experience in running and developing nutritional supplement companies, we believe that Mr. Casutto is well qualified to serve on our Board of Directors.

WILLIAM BUSH – DIRECTOR

William Bush joined our Board of Directors as an independent director in May 2015 and serves as lead direction, chair of the Compensation Committee and as a member of the Audit Committee and as Chair of the Nominating & Corporate Governance Committee. Since November 2016, Mr. Bush serves as chief financial officer of Stem, Inc., a leading software-driven energy storage provider. From January 2010 to November 2016, Mr. Bush served as the chief financial officer of Borrego Solar Systems, Inc., which is one of the nation’s leading financiers, designers and installers of commercial and industrial grid-connected solar systems. From October 2008 to December 2009, Mr. Bush served as the chief financial officer of Solar Semiconductor, Ltd., a private vertically integrated manufacturer and distributor of photovoltaic modules and systems targeted for use in industrial, commercial and residential applications, with operations in India, helping it reach $100 million in sales in its first 15 months of operation. Prior to that, Mr. Bush served as chief financial officer and corporate controller for a number of high growth software and online media companies as well as being one of the founding members of Buzzsaw.com, Inc., a spinoff of Autodesk, Inc. Prior to his work at Buzzsaw.com, Mr. Bush served as corporate controller for Autodesk, Inc. (NasdaqGM: ADSK), the fourth largest software applications company in the world. Because of his significant experience in finance, we believe that Mr. Bush is well qualified to serve on our Board of Directors.

JOHN J. DESMOND –DIRECTOR

John J. Desmond joined our Board of Directors as an independent director in July 2017 and serves as chair of the Audit Committee, a member of the Nominating & Corporate Governance Committee, and a member of the Compensation Committee. Previously, Mr. Desmond was Partner-in-Charge of the Long Island (New York) office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015, having served over 40 years in the public accounting profession. At Grant Thornton LLP, Mr. Desmond's experience included among other things, serving as lead audit partner for many public and privately-held global companies. Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to their Partnership Board from 2001 through 2013. The Partnership Board was responsible for oversight of many of the firm's activities including strategic planning, the performance of the senior leadership team and financial performance. Mr. Desmond holds a B.S. degree in Accounting from St. John's University and is a Certified Public Accountant. Mr. Desmond currently serves on the Board of Directors of The First of Long Island (NASDAQ: FLIC) and its wholly owned bank subsidiary, The First National Bank of Long Island, and has been a director since October 2016. Mr. Desmond also serves or has served as a Board member of a number of not-for-profit entities. Because of his significant experience in corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and financial reporting, finance, mergers and acquisitions, legal and regulatory, we believe that Mr. Desmond is well qualified to serve on our Board of Directors.

Board of Directors

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our bylaws authorize a Board of Directors to consist of between one and nine members. The number of directors currently authorized by resolution of the Board of Directors is four. Four directors are nominated to be elected at the Annual Meeting. Our nominated directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board of Directors held 13 meetings during 2016. The Board of Directors also acted one time by unanimous written consent. No member of our Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which such director served (held during the period that such director served). Members of our Board of Directors are invited and encouraged to attend each annual meeting of stockholders.

Board Leadership Structure

Ryan Drexler, our Chief Executive Officer and President, serves as Chairman of our Board of Directors and presides over meetings of the Board of Directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board of Directors. Mr. Drexler brings valuable insight to our Board of Directors due to the perspective and experience that he brings as our Chief Executive Officer and President.

Director Independence

We are an over-the-counter listed company we have nevertheless opted under our Corporate Governance Guidelines to comply with certain NASDAQ corporate governance rules requiring director independence. The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Drexler and Mr. Casutto are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). Additionally, we have Compensation, Nominating & Corporate Governance, and Audit committees comprised solely of independent directors.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Our Board of Directors has also determined that past and present Directors, who comprise our Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and our Strategic Initiatives Committee, satisfied and satisfy the independence standards for those committees established by applicable SEC rules, NASDAQ rules and applicable rules of the Internal Revenue Code of 1986, as amended.

Involvement in Certain Legal Proceedings

Except as outlined below, to our knowledge, during the past ten (10) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

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the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

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convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

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found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, Nominating & Corporate Governance Committee and, each of which have the composition and responsibilities described below. The responsibilities of the Strategic Initiatives Committee were transferred to the Board of Directors in the third quarter of 2016. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors. The Board of Directors has further determined thatMessrs. Desmond and Bush, chair and member, respectively, of the Audit Committee of the Board of Directors, are both an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of their relevant experience listed in their respective biographical summaries provided above in the section entitled “Executive Officers and Directors.” Each of these committees has a written charter. Current copies of the charters of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee are available on our website at ir.musclepharmcorp.com/governance-documents.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Desmond, as chair, and Mr. Bush, as a member. Mr. Desmond assumed the role of chair of the Audit Committee in July 2017 from Mr. Bush who served as chair since May 2015. During 2016, the Audit Committee held four meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee, with the assistance of Longnecker, also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Bush, as chair, and Mr. Desmond, as a member. Mr. Desmond joined the Compensation Committee in July 2017 and Mr. Bush joined as a member in May 2015. During 2016, the Compensation Committee held four meetings.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors, the Nominating & Corporate Governance Committee conducted a thorough self-evaluation process, which included the use of questionnaires and a third-party expert that interviewed each of the directors and provided an analysis of the results of the interviews to the committee. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating & Corporate Governance Committee is currently comprised of Mr. Bush, as chair, and Mr. Desmond, as a member. During 2016, the Nominating & Corporate Governance Committee held no meetings. A meeting was held in June 2017 for Messrs. Casutto and Desmond’s nominations to our Board of Directors.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating & Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board:

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experience in corporate governance, such as an officer or former officer of a publicly held company;

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experience in the Company’s industry;

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experience as a board member of other publicly held companies; and

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technical expertise in an area of the Company’s operations.

The Nominating & Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating & Corporate Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating & Corporate Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating & Corporate Governance Committee will review each potential candidate. Management may assist the Nominating & Corporate Governance Committee in the review process at the Nominating & Corporate Governance Committee’s direction. The Nominating & Corporate Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating & Corporate Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating & Corporate Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating & Corporate Governance Committee, c/o the Corporate Secretary, 4100-4210 W. Vanowen Place, Burbank, CA 91505 no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating & Corporate Governance Committee member.

Each of the nominees for election as director at the 2017 Annual Meeting is recommended by the Nominating & Corporate Governance Committee. Messrs. Bush, Casutto, Desmond and Drexler are presently directors and stand for re-election by the stockholders.

Stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

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name and address;

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the class and number of shares of the Company owned beneficially or of record;

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disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;

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any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

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any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

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any rights to dividends on the shares that are separate from the underlying shares;

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any performance related fees that the nominating person is entitled to be based on any increase or decrease in the value of any shares of the Company; and

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any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

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description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

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the same information as for the nominating person (see above); and

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all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating & Corporate Governance Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Corporate Secretary will review all correspondence addressed to the Board of Directors, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board of Directors and make the correspondence available to the Board of Directors for its review at the Board of Director’s request. The Corporate Secretary will forward stockholder communications to the Board of Directors prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Compensation

Non-Employee Director Compensation Arrangements

The Board of Directors has adopted a non-employee director compensation policy that provides annual retainer fees to each of our non-employee directors. The annual retainer fee was at a rate of $42,500 for the first and second quarter of 2016, and at a rate of $55,000 for the third and fourth quarter of 2016. The Lead Director receives an additional $25,000 annual retainer. Additionally, Committee members receive annual retainers as follows:

	Q1 & Q2		Q3 & Q4
Committee	Chairman	Member	Chairman	Member
Audit Committee	$20,000	$8,500	$25,000	$8,500
Compensation Committee	15,000	6,500	20,000	6,500
Nominating & Corporate Governance Committee	7,500	5,000	—	5,000
Strategic Initiative Committee	7,500	5,000	—	—

We pay fees to the Board of Directors quarterly. We also reimburse our non-employee directors for their travel and out of pocket expenses. Members of the Board of Directors who also are our employees do not receive any compensation for their service as directors. Our directors do not receive board meeting fees. During the first six months of 2016, each of our non-employee directors received restricted common stock having an annual grant date value of $80,000, which was distributed quarterly. The number of shares for each quarterly award is determined by dividing $20,000 by the average closing price of MusclePharm’s common stock for the first fifteen business days of the first month of each quarter. These quarterly common stock awards are vested upon grant. During the second six months of 2016, each of our non-employee directors received restricted common stock having an annual grant date value of $175,000. The number of shares for this annual award is determined by dividing the annual grant value by the average closing price of MusclePharm’s common stock for the first fifteen business days in the third quarter. This annual common stock award is vested quarterly.

2016 Director Compensation. The table below sets forth the compensation paid to each non-employee member of the Board of Directors during the year ended December 31, 2016. Mr. Drexler receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Drexler as our Chief Executive Officer and President is set forth in the “Summary Compensation Table” below.

2017 Director Compensation. In July 2017, the Board met and ratified a new compensation program for independent directors. As of July 1, 2017, Mr. Bush and Mr. Desmond will earn cash compensation of $140,000 and $100,000, annually, respectively, and be granted an annual grant of shares of $100,000 and $150,000, respectively.

Name	Total FeesEarned or Paidin Cash ($)	Stock Option Awards($) (1)	Stock Awards($) (2)	Total ($)
Michael Doron (3))	$108,750	$94,505	$233,632	$436,887
William J. Bush	$81,750		$214,996	$296,746
Stacey Y. Jenkins (4)	$69,750		$214,996	$284,746
Noel Thompson (5)	$30,750		$39,996	$70,746
Richard Estalella (5)	$21,250		$39,996	$61,246

(1)
The amount listed in the Option Awards column reflects the grant date fair value of the stock option granted to Mr. Doron in 2016, calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The grant date fair value of the stock option was determined using the Black-Sholes option-pricing model, with the following assumptions:

For the Year Ended December 31, 2016
Expected term of options	6.5 years
Expected stock price volatility	131.0%
Expected dividend yield	0%
Risk-free interest rate	1.71%

As of December 31, 2016, Mr. Doran held stock options to purchase an aggregate of 54,945 shares of our common stock, of which 20,604 were vested. As of December 31, 2016, no other non-employee director held stock options.

(2)
The grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based upon the 15-day average closing price of a share of our common stock on the date of grant. As of December 31, 2016, the aggregate number of stock awards held by our non-employee directors was as follows:

Name	Number of Stock Awards Outstanding as of December 31, 2016
Michael Doron	97,142
William J. Bush	90,529

(3)
Mr. Doron did not receive his first quarter 2015 stock grant due to a recordkeeping oversight. Mr. Doron was issued 2,167 shares in 2016, the same number of shares other non-employee board members received in the first quarter 2015. The grant date fair value of this stock grant $18,636 is included for 2016 in the Stock Awards column. The grant date fair value was calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based upon the 15-day average closing price of the common stock of $8.60. Mr. Doron resigned as a director on July 7, 2017 and will not stand for re-election at the meeting.
(4)
Stacey Jenkins resigned as a director on December 15, 2016, which resulted in the forfeiture of 16,085 shares of unvested restricted stock held by him. Mr. Jenkins will not stand for re-election at this meeting.
(5)
The Company’s 2016 Annual Meeting of Stockholders of MusclePharm Corporation was held on June 27, 2016. Mr. Richard Estalella and Mr. Noel Thompson did not stand for re-election at this meeting.

Code of Conduct

Our Board of Directors established a Code of Conduct applicable to our officers and employees. The Code of Conduct is accessible on our website at www.musclepharmcorp.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct to our officers, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Corporate Governance Overview

Our business, assets and operations are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our Chief Executive Officer, Interim Principal Financial Officer, our external counsel, members of management and other Company employees as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board of Directors and its committees.

In addition to its management function, our Board of Directors remains committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, the NASDAQ listing standards, as well as the best practices of other public companies.

Our corporate governance program features the following:

●
a Board of Directors that is up for election annually;

●
all of our directors, other than our Chief Executive Officer, President and Chairman of the Board of Directors and our Executive Vice President of Sales and Operations, are independent;

●
we have no stockholder rights plan in place;

●
periodically updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;

●
regular executive sessions among our non-employee and independent directors;

●
a Board of Directors that enjoys unrestricted access to our management, employees and professional advisers;

●
in 2016, each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board of Directors or committees;

●
a clear Code of Conduct that is reviewed regularly for best practices;

●
a clear Insider Trading Policy that is reviewed regularly;

●
a Corporate Communications Policy that is reviewed with employees and the Board periodically;

●
a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;

●
our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer as required under United States securities laws;

●
no board member is serving on an excessive number of public company boards; and

●
the Compensation Committee’s engagement of an independent compensation consultant.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also the level of risk acceptable and appropriate for us. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for us. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, risks related to our new product development, financial risks, among others. The Board of Directors also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of our financial statements, internal controls over financial reporting, and the independence of our Independent Registered Public Accounting Firm. The Audit Committee reviews periodic internal controls and related assessments from our finance department. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that our business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and our risk management policies periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with our business strategy, as is further described in the Compensation Discussion and Analysis section.

The Nominating & Corporate Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to us, and making recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board committees.

The Strategic Initiative Committee. The responsibilities of the Strategic Initiative Committee were transferred to the Board of Directors in the third quarter of 2016.

EXECUTIVE COMPENSATION

Overview

We became eligible to take advantage of the rules applicable to a “smaller reporting company,” as defined in the Exchange Act, effective as of December 31, 2016. As a “smaller reporting company” we are permitted, and have opted, to comply with the scaled back executive compensation disclosure rules applicable to a “smaller reporting company” under the Exchange Act. The following discussion relates to the compensation of our named executive officers (“NEOs”). For the year ended December 31, 2016, our NEOs were:

●
Ryan Drexler—Chief Executive Officer, President and Chairman of the Board of Directors;

●
Brian Casutto – Executive Vice President of Sales and Operations;

●
Brad Pyatt—Former Chief Executive Officer;(1) and

●
Brent Baker – Former Executive Vice President of International Business.(2)

(1) Mr. Pyatt served as our Chief Executive Officer until his resignation on March 15, 2016.

(2) Mr. Baker’s employment with the Company ended on March 23, 2017.

Our executive compensation program is designed to attract, motivate and retain talented executives that will drive Company growth and create long-term stockholder value. The Compensation Committee oversees and administers our executive compensation program, with input and recommendations from our Chief Executive Officer.

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program has three main components: base salary, cash bonuses and incentive equity awards. Our named executive officers are also entitled to employee benefits that are made available to our salaried employees generally, certain compensation and benefits in connection with a change in control or termination of employment, and certain perquisites, as described below.

Independent Compensation Consultant

The Compensation Committee has retained Longnecker Associates (Longnecker), an independent executive compensation consulting firm, since 2013, to assist it in providing advice and data with respect to executive compensation matters. Longnecker reports to the Compensation Committee, and may not conduct any other work for the Company without the authorization of the Compensation Committee. Longnecker did not provide any additional services to MusclePharm in 2016 beyond its engagement as an advisor to the Compensation Committee on executive and director compensation matters. After review and consultation with Longnecker, the Compensation Committee has determined that Longnecker is independent and there is no conflict of interest resulting from the engagement of Longnecker. In reaching these conclusions, the Compensation Committee considered the factors set forth under SEC rules.

In 2016, Longnecker worked with the Compensation Committee and management to provide advice related to the non-employee director compensation program described below. Additionally, Longnecker provided advice regarding the separation payments made in connection with resignation of the Company’s former Chief Executive Officer.

Base Salary

The Compensation Committee determined the initial base salary for each of our named executive officers and each year determines whether to approve any base salary adjustments based upon the Company’s performance, the named executive officer’s individual performance, changes in duties and responsibilities of the named executive officer and the recommendations of our Chief Executive Officer (other than with respect to his own base salary). For 2016, our named executive officers’ base salaries were as follows:

Name	2016 Base Salary
Ryan Drexler	$550,000
Brian Casutto	$400,000
Brad Pyatt	$425,000
Brent Baker	$300,000

Cash Bonuses

Pursuant to their employment agreements, each of our named executive officers is eligible to earn a cash bonus, with a target amount established by the Compensation Committee, based on the achievement of specified performance goals. For 2016, the target bonus amounts were $300,000 for Mr. Casutto, $250,000 for Mr. Pyatt, and $400,000 for Mr. Baker. For 2016, Messrs. Casutto and Baker earned cash bonuses in the amounts set forth in the “Summary Compensation Table” below. Mr. Pyatt forfeited any entitlement to a bonus for 2016 when he resigned as our Chief Executive Officer in March 2016. Pursuant to his amended and restated employment agreement, Mr. Drexler is eligible to, and did, receive cash bonuses based on the achievement of specified performance goals, as described under “Narrative Disclosure to Summary Compensation Table” below.

Incentive Equity Awards

Incentive equity awards granted by the Company have historically been in the form of restricted stock awards. The Company also grants stock options from time to time. The Compensation Committee believes that equity based awards are an effective retention tool that also align our executives’ interests with those of our stockholders. In 2016, we granted Mr. Drexler a stock option to purchase 137,362 shares of our common stock, which vests in equal quarterly installments over the two-year period following the grant date, and 200,000 shares of restricted stock, which vest in full on the first anniversary of the grant date. Mr. Drexler’s equity awards vest in full upon termination of his employment or upon change in control. Mr. Drexler is eligible to receive additional equity-based awards upon the achievement of specified performance goals, as described under “Narrative Disclosure to Summary Compensation Table” below. In 2016, Mr. Casutto was granted 50,000 shares of restricted stock, which vest in accordance with the schedule listed under “Outstanding Equity Awards at Year-End Table” below. Mr. Casutto’s restricted stock vests in full upon certain terminations of his employment or a change in control, as described under “Narrative Disclosure to Summary Compensation Table” below.

Employment Agreements

We have entered into employment agreements with each of Mr. Drexler and Mr. Casutto that include certain severance and change in control payments and entered into separation agreements with each of Mr. Pyatt and Mr. Baker that provide for severance benefits. For details, including with respect to the severance paid to Mr. Pyatt and Mr. Baker in connection with their employment terminations, see “Narrative Disclosure to Summary Compensation Table” below.

Employee Benefit Plans and Perquisites

We maintain a Section 401(k) Savings/Retirement Plan (the 401(k) Plan) to cover eligible employees of the Company and any designated affiliate in the United States, including our named executive officers. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employee’s elective deferrals are immediately vested upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to 100% of each eligible employee’s deferrals up to 4% of his or her qualifying compensation, subject to a total employer contribution maximum of $10,600 and limits imposed by applicable law.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our named executive officers, with life insurance and supplemental long-term disability coverage. Certain of our executives are also entitled to certain perquisites, as described and quantified in the Summary Compensation Tables below under “All Other Compensation.”

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2016

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to our named executive officers for 2016 and, where applicable, 2015, in respect of their employment with the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		OptionAwards($)	Non-EquityIncentive Plan Compensation ($)	All Other Comp-ensation ($)		Total ($)
Ryan Drexler (1)
Chief Executive Officer,	2016	466,667	750,000	454,000	(2)	236,200(3)	—	76,155	(8)	1,983,085
President	2015	250,000(1)	—	—		—	—	77,876		327,876
Brian Casutto(4)	2016	395,833	233,750	94,500	(5)	—	—	28,176	(8)	752,259
Executive Vice President of Sales and Operations
Brent Baker (6)	2016	300,000	210,000	—		—	—	30,179	(8)	540,179
Former Executive Vice President of International Business

Brad Pyatt (7)	2016	233,858	—	—		—	—	1,329,727	(8)	1,563,585
Former Chief Executive Officer	2015	420,833	—	—		—	244,375	133,278		798,486

(1)
On August 26, 2015, our Board of Directors appointed Mr. Drexler as the Company’s Chairman. On February 11, 2016, Mr. Drexler entered into an employment agreement with the Company, pursuant to which the Company agreed to pay him a lump sum cash payment of $250,000 in respect of his service to the Company, in lieu of any base salary for 2015. On March 15, 2016, Mr. Drexler was appointed as our Interim Chief Executive Officer, Interim President and Chairman of the Board of Directors. On November 18, 2016, Mr. Drexler agreed to continue to serve as the Chairman of the Board of Directors and to serve as our Chief Executive Officer and President. Mr. Drexler earned cash bonuses of $750,000 in respect of this 2016 performance. For information regarding restricted stock granted to Mr. Drexler in connection with his individual guaranty of Company debt, and loans to the Company in the form of convertible debt, see “Related Party Transactions” below.

(2)
Reflects the full grant date fair value of restricted stock award granted in 2016 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the closing price of the common stock of $2.27 on the date of the grant.

(3)
The fair value of the option awards of $1.72 was determined using the Black-Sholes option-pricing model, with the following assumptions:

For the Year Ended December 31, 2016
Expected term of options	6.5 years
Expected stock price volatility	131.0%
Expected dividend yield	0%
Risk-free interest rate	1.71%

(2)
Mr. Casutto joined the Company on July 15, 2015 as our Executive Vice President of Sales and Operations. Because Mr. Casutto was not a named executive officer for 2015, his compensation for 2015 is not included in the Summary Compensation Table.

(3)
Reflects the grant date fair value of the restricted stock granted to Mr. Casutto in 2016, calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the closing price of our common stock of $1.89 on the date of the grant multiplied by the number of shares of restricted stock granted.

(4)
Mr. Baker joined the Company in 2012 to spearhead all aspects of our international business. Mr. Baker’s employment with the Company was terminated on March 23, 2017. Because Mr. Baker was not a named executive officer for 2015, his compensation for 2015 is not included in the Summary Compensation Table.

(5)
Mr. Pyatt resigned from his position as the Company’s Chief Executive Officer on March 15, 2016. Mr. Pyatt had also previously served as our President until he resigned from that position in April 2014.

(6)
Amounts under All Other Compensation for 2016 include Company 401(k) matching contributions, insurance premiums paid by the Company on behalf of our named executive officers, perquisites and severance payments, as follows:

	Drexler	Casutto	Baker	Pyatt
Company 401(k) Matching Contributions	$—	$—	$10,600	$10,500
Severance (a)	—	—	—	1,312,000
Miscellaneous (b)	10,843	900	900	1,250
Automobile Expenses (c)	8,809	20,809	12,000	—
Attorney Fees (d)	56,503	—	—	—
Insurance Premiums	—	6,467	6,679	5,977
TOTAL	$76,155	$28,176	$30,179	$1,329,727

(a)
Represents the amount of severance paid or accrued in 2016 relating to Mr. Pyatt’s resignation of employment under his separation agreement. For details relating to Mr. Pyatt’s separation agreement, see “Narrative Disclosure to Summary Compensation Table” below.
(b)
These amounts include amounts paid by the Company for miscellaneous expenses, including Company-provided matching contributions to health savings accounts for our named executive officer and amounts paid for expenses incurred by our named executive officers that were not adequately substantiated or did not qualify as a reimbursable business expense under our expense reimbursement policy.
(c)
We provided an automobile allowance for Mr. Casutto and Mr. Baker, and the use of a Company car by Mr. Drexler and Mr. Casutto while they are in Colorado. For the Company car provided to Mr. Drexler and Mr. Casutto, the Company insures the car under its insurance programs, pays all registration, license, taxes and other fees on the car, pays for all repairs and reimburses for all gas and maintenance costs on the car. The amount disclosed in the table above for each of Mr. Drexler and Mr. Cassuto represents one-half of the total annual cost to the Company for the Company car.
(d)
Represents legal fees in relation to the convertible note that the Company entered into with Mr. Drexler and execution of the amended employment agreement with Mr. Drexler, as described under “Related Party Transactions” below.

Narrative Disclosure to Summary Compensation Table

We have entered into employment agreements with each of Mr. Drexler and Mr. Casutto that include certain severance and change in control payments and entered into separation agreements with each of Mr. Pyatt and Mr. Baker that provide for severance benefits, as described below, and the negotiation of Mr. Drexler’s amended and restated employment agreement. As used below, the terms “without cause,” “good reason,” “qualifying sale of the Company,” and “change in control” are defined in the applicable agreements.

Mr. Drexler. Mr. Drexler is party to an employment agreement with the Company, which was entered into as of February 11, 2016 and was amended and restated as of November 18, 2016. The term of his agreement is for three years from February 11, 2016 and is subject to automatic one-year renewals upon the expiration of the initial term or subsequent term, unless either party provides at least three months’ written notice of its or his intention not to renew. Under his employment agreement, Mr. Drexler is entitled to a base salary of $550,000 per year, subject to adjustment. In connection with the execution of the employment agreement on February 11, 2016, Mr. Drexler was granted a stock option to purchase 137,362 shares of our common stock, with the option vesting in equal quarterly installments during the two-year period following the grant date, and 200,000 shares of restricted stock that will vest in full upon the first anniversary of the grant date under his amended and restated employment agreement dated November 18, 2016. He was also granted a $750,000 cash bonuses in respect of 2016 performance. In addition, Mr. Drexler is eligible to receive cash- and equity-based incentive bonuses of up to $600,000 in cash (in addition to the $750,000 cash bonus described above) and 350,000 shares of additional restricted stock, respectively, based upon the achievement of specified performance goals and a transaction bonus equal to between 5% and 10% of the aggregate purchase price received upon a qualifying sale of the Company for $150 million or more that is consummated on or prior to February 10, 2019 (or February 10, 2021 as provided for below). Mr. Drexler is also eligible for grants of equity awards available to other senior executives of the Company as may be determined by the Board of Directors or the Compensation Committee.

If Mr. Drexler’s employment is terminated for any reason, each equity award granted to him will fully vest and he will be entitled to any unpaid transaction bonus and cash- and equity-based performance bonuses, to the extent earned as of the date of such termination, in addition to any amounts required by law or Company policy. In addition, if Mr. Drexler’s employment is terminated for any reason other than by the Company for cause or by Mr. Drexler without good reason, Mr. Drexler will remain eligible to receive the transaction bonus described above if a qualifying sale of the Company occurs prior to February 10, 2021, subject, in certain cases, to his execution of a release of claims in favor of the Company and its affiliates.

Under the employment agreement, Mr. Drexler has agreed to certain restrictions on competition and solicitation, which continue for 12 months following the termination of his employment, if his employment is terminated due to disability, by him for good reason or by the Company with or without cause. The employment agreement also contains restrictions with respect to disclosure of the Company’s confidential information.

Mr. Casutto. Mr. Casutto is party to an employment agreement with the Company, which was entered into as of July 15, 2015. The term of the employment agreement ends on December 31, 2017, and may be extended. Under his employment agreement, Mr. Casutto is entitled to a base salary of $300,000 per year, which may be increased at the discretion of the Compensation Committee. In addition, Mr. Casutto is eligible to receive cash bonuses based on performance criteria to be adopted by the Compensation Committee, with a potential bonus pool of up to $300,000 per year, which may be adjusted at the discretion of the Compensation Committee. Under his employment agreement he is entitled to a monthly vehicle allowance of $1,000 and a miscellaneous expense allowance of up to $5,000.

If Mr. Casutto’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive (i) base salary continuation for the lesser of 12 months and the remainder of the term of the employment agreement, (ii) a bonus equal to the greater of 25% of his target bonus for the year (or 50%, if the termination of employment occurs between July 1 and December 31 of the year) and the bonus for the year of termination of employment, as determined by the Compensation Committee at its discretion, and (iii) reimbursement of COBRA premiums for up to 12 months. In addition, unless otherwise provided in an equity award agreement, all equity awards held by Mr. Casutto will vest in full. If Mr. Casutto’s employment is terminated without cause or he resigns for good reason within six months prior to (under certain circumstances) or two years following a change in control (or the end of the term of the employment agreement, if earlier), then Mr. Casutto will be entitled to receive, in lieu of the amounts described above, (i) base salary continuation for 12 months,(ii) a bonus equal to the greater of 100% of his target bonus and the bonus for the year of termination of employment as determined by the Compensation Committee, (iii) a lump sum cash payment of $500,000, (iv) reimbursement of COBRA premiums for up to 12 months and (v) all equity and other incentive awards held by Mr. Casutto will fully vest. If Mr. Casutto’s employment is terminated due to his death or disability, he will be entitled to receive (i) the greater of 100% of his target bonus for the year of termination or the bonus for such year as determined by the Compensation Committee, (ii) reimbursement of COBRA premiums for up to 12 months and (iii) if such termination is due to his disability, base salary continuation for 6 months. All severance payable to Mr. Casutto under his employment agreement is subject to his execution (and non-revocation) of a release of claims in favor of the Company.

Under the employment agreement, Mr. Casutto has agreed to certain restrictions on competition and solicitation, which continue for 12 months following the termination of his employment. The employment agreement also contains restrictions with respect to disclosure of the Company’s confidential information.

Mr. Baker. Mr. Baker was party to an employment agreement with the Company, which was entered into as of January 1, 2016. Under his employment agreement, Mr. Baker was entitled to a base salary of $300,000 for 2016 and $350,000 for 2017, subject to increase at the discretion of the Compensation Committee. In addition, Mr. Baker was eligible to receive cash bonuses based on performance criteria to be adopted by the Compensation Committee, with a potential bonus pool of up to $400,000 per year, payable quarterly.

Under the employment agreement, Mr. Baker agreed to certain restrictions on competition and solicitation, which continue for 12 months following the termination of his employment. The employment agreement also contained restrictions with respect to disclosure of the Company’s confidential information.

Mr. Baker’s employment terminated on March 23, 2017. In connection with his termination of employment, subject to his execution (and non-revocation) of a release of claims in favor of the Company, Mr. Baker became entitled to receive (i) severance in the amount of $350,000, payable over a 12-month period, a lump sum payment of $39,378, representing Mr. Baker’s accrued and unused vacation time, and a first quarter bonus of $80,311, and 10,000 shares of unvested restricted stock held by Mr. Baker became fully vested, which was fully accrued for in the quarter ended March 31, 2017. In addition, the restrictions on competition contained in his employment agreement were reduced to 6 months following his termination of employment.

Mr. Pyatt. We had been party to an employment agreement with Mr. Pyatt, which terminated in connection with his resignation of employment. In connection with his employment termination in March 2016, we entered into a separation agreement with Mr. Pyatt. Under the separation agreement, in exchange for a release of claims, the Company agreed to pay Mr. Pyatt severance in the amount of $1,062,000, payable over a 12-month period, a lump sum payment of $250,000 and to reimburse COBRA premiums for him and his eligible dependents for up to 12 months, which was fully accrued for in the second quarter ended March 31, 2016. In addition, all outstanding equity awards held by Mr. Pyatt vested in full upon his resignation of employment. Under the separation agreement, Mr. Pyatt agreed to certain restrictions on competition and solicitation, which continue for 12 months and 24 months, respectively, following the termination of his employment. The agreement also contained restrictions with respect to disclosure of the Company’s confidential information.

Outstanding Equity Awards at Year End

The following table provides information concerning restricted stock and options to purchase shares of our common stock held by our named executive officers as of December 31, 2016.

Outstanding Equity Awards at Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (1)(#)	Market Value of Shares or Units of Stock that Have Not Vested (2)
Ryan Drexler(3)	12/8/2016					200,000	$350,000
	2/22/2016	51,510	85,852	$1.89	2/22/2026

Brian Casutto	2/23/2016	—	—	—	—	50,000	87,500
	10/1/2014	—	—	—	—	30,000	52,500

Brent Baker(4)	4/28/2015	—	—	—	—	10,000	17,500

Brad Pyatt		—	—	—	—	—	—

(1)
The table below shows the vesting dates for the unvested shares of restricted stock listed in the above Outstanding Equity Awards at Year-End for 2016 Table, generally subject to the named executive officer’s continued employment through such date. The restricted stock granted to Mr. Drexler in 2016 would vest in full upon a termination of his employment or a change in control and the restricted stock granted to Mr. Baker vested in full in connection with his termination of employment on March 23, 2017. The restricted stock granted to Mr. Casutto would vest in connection with a termination of Mr. Casutto’s employment under certain circumstances, as described under “Narrative Disclosure to Summary Compensation Table” above.

Vesting Date	Drexler	Casutto	Baker
12/8/2017	200,000	—	—
3/23/2017	—	—	10,000
5/23/2017	—	30,000	—
12/31/2017	—	15,000	—
5/23/2018	—	10,000	—
12/31/2018	—	15,000	—
5/23/2019	—	10,000	—

(2)
The market value of the restricted stock represents the product of the closing price of a share of our common stock as of December 30, 2016 (the last trading day of the year), which was $1.75, and the number of shares of restricted stock held by the named executive officer on December 31, 2016.

(3)
The stock options granted to Mr. Drexler vest in equal quarterly installments over the two-year period commencing from the date of grant, subject to Mr. Drexler’s continued employment. The stock options granted to Mr. Drexler would vest in full upon a termination of his employment or upon change in control.

(4)	The restricted stock granted to Mr. Baker vested in full with his termination of employment on March 23, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director, (ii) each named executive officer, and (iii) each person who we know beneficially owns more than 5% of our common stock as of November 1, 2017.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned
	Common Stock (1)
Name of Beneficial Owner	Shares	% (2)
Named Executive Officers:
Ryan Drexler (3)	10,821,148	46.3%(4)
Brian Casutto	125,000	*
Non-Employee Directors:
William Bush	154,086	1.0%
John J. Desmond	80,214	*
Officers and Directors as a Group (four persons):	11,180,448	47.7%

* Represents less than one percent.

(1)
This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.

(2)
Percent of total voting power represents voting power with respect to 14,650,554 shares of common stock outstanding as of November 1, 2017, plus 8,619,625 shares of common stock as if the conversion option of the outstanding convertible debt was exercised and options to purchase common shares 106,021 shares (23,390,370 common shares) were also exercised.

(3)
Ryan Drexler, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors is the sole member of Consac, LLC, and as such has voting and investment power over the securities owned by the stockholder. These shares are also included in the beneficial owners of more than five percent table below.

(4)
Following the Refinancing (defined below) on November 3, 2017, Mr. Drexler beneficially owns 59.4% of our common stock outstanding as of November 1, plus 16,216,216 shares of common stock as if the conversion option of the outstanding convertible debt was exercised and options to purchase 106,021 shares (30,986,961 common shares) were also exercised.

Beneficial Owners of More than Five Percent

The following table shows the number of shares of our common stock, as of November 1, 2017, held by persons known to us to beneficially own more than five percent of our outstanding common stock.

	Shares Beneficially Owned
	Common Stock (1)
Name of Beneficial Owner	Shares	% (2)
Wynnefield Capital (3)	1,636,305	11.3%
Consac, LLC (4)	10,821,148	46.3%
Amerop Holdings, Inc. (5)	2,211,781	15.3%

(1)
This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.

(2)
Percent of total voting power represents voting power with respect to 14,650,554 shares of common stock outstanding as of November 1, 2017. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of November 1, 2017 or upon conversion of convertible debt is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Joshua Landes and Nelson Obus may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund and Wynnefield Capital, Inc. Profit Sharing Plan because they are co-managing members of Wynnefield Capital Management, LLC and principal executive officers of Wynnefield Capital, Inc. The principal place of business for Wynnefield Capital is 450 Seventh Avenue, Suite 509, New York, New York 10123. This information is based on a Schedule 13D/A filed on November 1, 2017 with the SEC.

(4)
Ryan Drexler, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors is the sole member of Consac, LLC, and as such has voting and investment power over the securities owned by the stockholder. These shares are also included in the Named Executive Officers portion of the Management Beneficial Ownership table above. Mr. Drexler disclaims such beneficial ownership except to the extent of his pecuniary interests therein.

(5)
Amerop Holdings, Inc. reported sole voting power with respect to 2,211,781 shares. The address of Amerop Holdings, Inc. is 1800 Broadway, Suite 100, Boulder, CO 80302. This information is based on a Schedule 13D filed on October 17, 2017 with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

In 2015, we adopted the MusclePharm Corporation 2015 Incentive Compensation Plan (the “2015 Plan”). The 2015 Plan was approved by our stockholders and replaced our 2010 Equity Incentive Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2016:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders:
2015 Incentive Compensation Plan	331,584	$2.10	1,374,519

Total	331,584	$2.10	1,374,519

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at ir.musclepharmcorp.com/governance-documents.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2016 with the Company’s management and EKS&H LLLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with EKS&H LLLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with EKS&H LLLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from EKS&H LLLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with EKS&H LLLP the independence of EKS&H LLLP from the Company and the Company’s management.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of EKS&H LLLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2017.

RELATED PARTY TRANSACTIONS

Related-Party Promissory Notes

In July 2017, the Company entered into a Secured Demand Promissory Note (the “Demand Note”) in the principal amount of $1.0 million to Ryan Drexler, the Chief Executive Officer, President and Chairman of the Board of Directors of the Company. The Demand Note bore interest at the rate of 15% per annum and was payable on demand by the Mr. Drexler. Any interest not paid when due would be capitalized and added to the principal amount of the Note and would bear interest on the applicable interest payment date along with all other unpaid principal, capitalized interest, and other capitalized obligations. The Company could prepay the note without penalty any time prior to a demand request from the Holder. The Note was secured by all of the assets of the Company pursuant to the terms and conditions of a Second Amended and Restated Security Agreement between the Company and Mr. Drexler.

In November 2016, the Company entered into a convertible secured promissory note agreement (the “2016 Convertible Note”) with Mr.  Drexler, pursuant to which Mr. Drexler loaned the Company $11.0 million. Proceeds from the 2016 Convertible Note were used to fund settlement of litigation. The 2016 Convertible Note was secured by all assets and properties of the Company and its subsidiaries, whether tangible or intangible. The 2016 Convertible Note carried interest at a rate of 10% per annum, or 12% upon an event of default. Both the principal and the interest under the 2016 Convertible Note would have been due on November 8, 2017, unless converted earlier. Mr. Drexler had the right to convert the outstanding principal and accrued interest into 6,010,929 shares of the Company’s common stock for $1.83 per share at any time. The Company had the right to prepay the 2016 Convertible Note at the aggregate principal amount therein, plus accrued interest, by giving Mr. Drexler between 15 and 60 day-notice depending upon the specific circumstances, provided that Mr. Drexler could convert the 2016 Convertible Note during the applicable notice period. The Company recorded the 2016 Convertible Note as a liability in the balance sheet and also recorded a beneficial conversion feature of $601,000 as a debt discount upon issuance of the convertible note, which was amortized over the term of the debt using the effective interest method. The beneficial conversion feature was calculated based on the difference between the fair value of common stock on the transaction date and the effective conversion price of the convertible note. As of December 31, 2016, the 2016 Convertible Note had an outstanding principal balance of $11.0 million and a carrying value of $10.5 million.

In December 2015, the Company entered into a convertible secured promissory note agreement (the “2015 Convertible Note”) with Mr. Drexler, pursuant to which he loaned the Company $6.0 million. Proceeds from the 2015 Convertible Note were used to fund working capital requirements. The 2015 Convertible Note is secured by all assets and properties of the Company and its subsidiaries whether tangible or intangible. The 2015 Convertible Note originally carried an interest at a rate of 8% per annum, or 10% in the event of default. Both the principal and the interest under the 2015 Convertible Note were originally due in January 2017, unless converted earlier. The due date of the 2015 Convertible Note was extended to November 8, 2017 and the interest rates were raised to 10% per annum, or 12% in the event of default. Mr. Drexler had the right to convert the outstanding principal and accrued interest into 2,608,695 shares of common stock for $2.30 per share at any time. The Company had the right to prepay the convertible note at the aggregate principal amount therein plus accrued interest by giving the holder between 15 and 60 day-notice, depending upon the specific circumstances, provided that Mr. Drexler could convert the 2015 Convertible Note during the applicable notice period. The Company recorded the 2015 Convertible Note as a liability in the balance sheet and also recorded a beneficial conversion feature of $52,000 as a debt discount upon issuance of the 2015 Convertible Note, which was amortized over the original term of the debt using the effective interest method. The beneficial conversion feature was calculated based on the difference between the fair value of common stock on the transaction date and the effective conversion price of the convertible note. As of December 31, 2016 and 2015, the convertible note had an outstanding principal balance of $6.0 million. In connection with the Company entering into the 2015 Convertible Note with Mr. Drexler, the Company granted Mr. Drexler the right to designate two directors to the Board.
For the years ended December 31, 2016 and 2015, interest expense related to the related party convertible secured promissory notes was $0.7 million and $33,000, respectively. During the year ended December 31, 2016, $0.5 million in interest was paid in cash to Mr. Drexler. No interest was paid during the year ended December 31, 2015.

Notes Refinancing

On November 3, 2017, the Company entered into a refinancing transaction (the “Refinancing”) with Mr. Drexler, pursuant to which the parties entered an amended and restated convertible secured promissory note (the “Refinanced Convertible Note”) in the original principal amount of $18,000,000, which amends and restates the Demand Note, the 2016 Convertible Note and the 2015 Convertible Note. The Refinanced Convertible Note bears interest at the rate of 12% per annum. Interest payments are due on the last day of each quarter. At the Company’s option (as determined by its independent directors), the Company may repay up to one sixth of any interest payment by either adding such amount to the principal amount of the note or by converting such interest amount into an equivalent amount of the Company’s common stock. Any interest not paid when due shall be capitalized and added to the principal amount of the Refinanced Convertible Note and bear interest on the applicable interest payment date along with all other unpaid principal, capitalized interest, and other capitalized obligations. Following an event of default, interest will accrue at the rate of 14% per annum. In addition, following an event of default, any conversion, redemption, payment or prepayment of the Refinanced Convertible Note will be at a premium of 105%.

Mr. Drexler may convert the outstanding principal and accrued interest into shares of the Company’s common stock at a conversion price of $1.11 per share at any time. The Company may prepay the Refinanced Convertible Note by giving Mr. Drexler between 15 and 60 days’ notice depending upon the specific circumstances, subject to Mr. Drexler’s conversion right.

Debt Guaranty

In October 2015, the Company entered into loan modification agreements with the banking institution under its line of credit and term loan to: (i) change the maturity date of the loans to January 15, 2016, (ii) prohibit the loans to be declared in default prior to December 10, 2015, except for defaults resulting from failure to make timely payments, and (iii) delete certain financial covenants from the line of credit. In consideration for these modifications, Ryan Drexler, and a family member, provided their individual guaranty for the remaining balance of the loans of $6.2 million. In consideration for executing his guaranty, the Company issued to Mr. Drexler 28,571 shares of common stock with a grant date fair value of $80,000, based upon the closing price of the Company’s common stock on the date of issuance.

Key Executive Life Insurance

The Company had purchased split dollar life insurance policies on certain key executives. These policies provide a split of 50% of the death benefit proceeds to the Company and 50% to the officer’s designated beneficiaries. All policies were terminated or transferred to the former employees as of December 31, 2016.

Indemnification Agreements

We adopted indemnification agreements with each of our directors and named executive officers. The indemnification agreements and our bylaws require us to indemnify our directors to the fullest extent permitted by Nevada law.

Review, Approval or Ratification of Transactions with Related Parties

We adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related persons interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders. In considering the Refinancing documents, the members of our Board of Directors not interested in the transaction considered and approved the Refinancing after consideration by a Special Committee comprised solely of independent directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and named executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2016, all of our named executive officers and directors filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for as follows:

Name	Date of Award	Date Filed	StockAwards
Michael Doron	1/22/2016	2/1/2016	9,049
William J. Bush	1/22/2016	2/1/2016	9,049
Stacey Y. Jenkins	1/22/2016	2/1/2016	9,049
Noel Thompson	1/22/2016	2/1/2016	9,049
Richard Estalella	1/22/2016	2/1/2016	9,049
Michael Doron	4/20/2016	9/2/2016	6,779
William J. Bush	4/20/2016	9/2/2016	6,779
Stacey Y. Jenkins	4/20/2016	9/2/2016	6,779
Noel Thompson	4/20/2016	—	6,779
Richard Estalella	4/20/2016	—	6,779
Michael Doron	7/16/2016	9/2/2016	64,338
William J. Bush	7/16/2016	9/2/2016	64,338
Stacey Y. Jenkins	7/16/2016	9/2/2016	64,338

PROPOSAL 1
ELECTION OF DIRECTORS

General

The Board of Directors has nominated the four (4) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of four (4) members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the four (4) nominees designated below to serve until the 2018 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of November 1, 2017.

Name	Age	DirectorSince	Position with the Company
Ryan Drexler	46	2015	Chairman of the Board, Chief Executive Officer and President
Brian Casutto	46	2017	Executive Vice President of Sales and Operations and Director
William Bush	52	2015	Director
John J. Desmond	66	2017	Director

Required Vote

The election of the directors of the Company requires the affirmative vote of the majority of the votes cast by stockholders, who are entitled to vote, present in person or represented by Proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS

The Audit Committee has selected EKS&H LLLP, an independent registered public accounting firm, to audit the consolidated financial statements of MusclePharm Corporation for the year ending December 31, 2017 and recommends that stockholders vote for ratification of such appointment. Although we are not required to submit to a vote of the stockholders the ratification of the appointment of EKS&H LLLP, the Company, the Board and the Audit Committee, as a matter of good corporate governance, have determined to ask the stockholders to ratify the appointment. If the appointment of EKS&H LLLP is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain EKS&H LLLP.

Representatives of EKS&H LLLP attend meetings of the Audit Committee of the Board including executive sessions of the Audit Committee at which no members of MusclePharm’s management are present. EKS&H LLLP has audited the Company’s financial statements for each year since the year ended December 31, 2013. Representatives of EKS&H LLLP are not expected to be present at the Annual Meeting. However, if they are present they will have an opportunity to make a statement if they desire to do so, and if they are present they would be expected to be available to respond to appropriate questions from stockholders.

The following table shows fees and expenses that we paid (or accrued) for professional services rendered by EKS&H LLLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees (1)	$239,000	$305,000
Audit-related fees (2)	60,000	55,000
Tax fees (3)	0	0
All other fees (4)	25,000	20,000

Total	$324,000	$380,000

(1)
Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years.

(2)
Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(3)
Represents the aggregate fees billed for tax compliance, advice and planning.

(4)
Represents the aggregate fees billed for all products and services provided that are not included under audit fees, audit-related fees or tax fees. These services included a review of the agreement to sell our wholly-owned subsidiary, BioZone Labortories, Inc. and various Forms 8-K.

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by us or our subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by EKS&H LLLP during years 2015 and 2016 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of EKS&H LLLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” orientation. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “Compensation Discussion and Analysis.”

Our Compensation Committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.
Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (301) 279-5980, send an e-mail request to investors@musclepharm.com, or write to c/o Investor Relations, MusclePharm Corporation, 4100-4210 W. Vanowen Place, Burbank, CA 91505 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: inability to raise capital with agreeable terms or at all, resolve litigation, failure of our manufacturers to meet our production needs; failure to successfully invest in or launch new product introductions; general economic conditions in the markets in which we operate, including financial market conditions, and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.
Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2016. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are available free of charge on our website at www.musclepharmcorp.com or you can request a copy free of charge by calling Investor Relations at 301-279-5980 or sending an e-mail request to investors@musclepharm.com. Please include your contact information with the request.

Burbank, California
November 13, 2017

PROXY	ANNUAL MEETING OF STOCKHOLDERS	PROXY
OF
MUSCLEPHARM CORPORATION
December 15, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ryan Drexler as proxy, with power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of MusclePharm Corporation to be held on December 15, 2017 at 11:00 a.m. Pacific time at the 4100-4210 W. Vanowen Place, Burbank, CA 91505, or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1.
TO ELECT DIRECTORS, EACH TO SERVE SUCH TERM AS SET FORTH IN THE PROXY STATEMENT OR UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

☐
FOR THE NOMINEES LISTED BELOW

☐
WITHHOLD AUTHORITY to vote for the nominee listed below

☐
FOR ALL EXCEPT (See instructions below)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold as shown here:

☐ Ryan Drexler	☐ William J. Bush
☐ John J. Desmond	☐ Brian Casutto

2.
TO RATIFY THE APPOINTMENT OF EKS&H LLLP AS THE INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.
TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJORNMENT OR POSTPONEMENT THEREOF.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, & 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2017

Signature

Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, etc., should so indicate. Please sign exactly as the name appears on the proxy.